Severance Plan for U.S. Executive Officers

As the Chief Executive Officer or an Executive Vice President, you are entitled to severance benefits in the event your employment is terminated by Bioverativ other than For Cause or for reason of death or Disability (as these terms are defined in the Bioverativ 2017 Omnibus Equity Plan (the “Equity Plan”)), or in the event you experience an Involuntary Employment Action (as defined below).

Benefits

Your severance benefits are comprised of (i) a lump sum payment (as calculated below), (ii) upon completion of the appropriate forms, continuation of your participation in Bioverativ’s group medical and dental insurance plans, to the same extent permitted by COBRA and to the same extent such insurance is then provided to regular employees of Bioverativ, including payment by you of a portion of the insurance premiums (i.e., the “Insurance Benefit”),(iii) the reasonable cost of up to 9  months  (or 12 months if you are the Chief Executive Officer) of executive-level outplacement services from a recognized provider of such services, at the expense of Bioverativ (upon receipt of appropriate documentation) and (iv) a cash payment equal to the greater of your target annual bonus for the year your employment terminates, or what your annual bonus for the year your employment terminates would have been had your employment continued through the payment date for such annual bonus, as such target percentage is specified in your letter regarding employment with Bioverativ,  calculated using your annual base salary as of December 31, 2017 (except as may otherwise be agreed in writing between you and any acquiror to be effective following a Covered Transaction or a Change in Control (as such terms are defined in the Equity Plan)), in either case prorated for the number of calendar days during which you were employed in the year of your termination of employment (collectively, your “Severance Benefits”).

The lump sum severance payment is calculated as follows:

A x B = lump sum payment

where: A is 1.5 (or 2 if you are the Chief Executive Officer), and

B is the sum of your annual base salary as of December 31, 2017 plus your target annual bonus as such target percentage is specified in your letter regarding employment with Bioverativ, calculated using your annual base salary as of December 31, 2017 (except as may otherwise be agreed in writing between you and any acquiror to be effective following a Covered Transaction or a Change in Control).

“Involuntary Employment Action” means your termination of employment within 2 years following a Covered Transaction or a Change in Control, by Bioverativ other than For Cause, or by you upon the occurrence of any of the following circumstances: (i) any adverse or material alteration or diminution in your authority, duties or responsibilities (other than a mere change in title or reporting relationship) as they existed immediately prior to the Covered Transaction or Change in Control, as applicable, or as the same may be increased from time to time thereafter, (ii) a reduction of your base salary or targeted bonus opportunity, in each case as in effect on the date prior to the Covered Transaction or Change in Control, as applicable, or as the same may be increased from time to time thereafter or (iii) a relocation of the offices at which you are employed that increases your daily commute by more than 100 miles on a round-trip basis; provided,  however, that in any case, you notify the Chief Legal Officer or the Head of Human Resources of Bioverativ in writing of the basis for your Involuntary Employment Action within 90 days of the occurrence of the circumstances giving rise to your Involuntary Employment Action, Bioverativ does not cure such circumstances within 30 days following the date of receipt of such notice, and you actually terminate your employment within 1 year following such 30-day cure period.

Delivery of Benefits

Payment and provision of all the benefits provided under this arrangement are conditioned on your execution and delivery of all necessary forms and an irrevocable general release in favor of Bioverativ, in the form substantially similar to that attached hereto as Exhibit  A. If you retire or voluntarily terminate your employment with Bioverativ (other than pursuant to an Involuntary Employment Action), or Bioverativ terminates your employment For Cause or for reason of death or Disability (as these terms are defined in the Equity Plan), or you do not provide the requisite general release, you will not be eligible to receive the severance benefits described above.

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Severance Plan for U.S. Executive Officers

If all other conditions of this arrangement are met, a lump sum payment (less applicable taxes and other mandatory deductions as required by law) will be paid to you following the termination of your employment, no later than the first to occur of: a) 90 days following your termination of your employment with Bioverativ and b) March 15 of the year following the calendar year in which termination of employment occurs, unless you are a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (i.e., "Section 409A"). (If all preconditions to payment, including the delivery of an irrevocable general release, are not satisfied prior to the earlier of these two dates, payment to you may be delayed and you may incur additional tax liabilities under Section 409A.) If you are a “specified employee”, to the extent required by Section 409A, payment will not be made to you before the date which is six months after you “separate from service” (or, if earlier, your date of death or Disability) unless the payment qualifies as excepted welfare benefits under Section 409A, does not constitute a “deferral of compensation” under Section 409A or is otherwise not subject to the requirements of Section 409A.

The prorated annual bonus will be paid at the time as annual bonuses are normally paid to similarly situated Bioverativ employees.

The Insurance Benefit will continue until the earlier of (i) the date you become eligible to participate in the medical and dental insurance plan of another employer or (ii) the date that is 18 months (or 24 months if you are the Chief Executive Officer), following the termination of your employment with Bioverativ (the “Insurance Benefit Period”). You will have the right, at your own expense, to continue your participation in Bioverativ’s group medical and  dental insurance plans at the expiration of the Insurance Benefit Period, pursuant to the provisions of COBRA, but only for an 18-month period that will be deemed to have commenced at the start of your severance.

General

Bioverativ shall administer and shall have the discretionary authority to adopt rules for the management and operation of this arrangement, to interpret the provisions of the arrangement and to construe the terms of the severance arrangement in its sole discretion. The decision of Bioverativ, or the duly authorized delegate, is final and conclusive for all purposes.

The severance arrangement may be amended, modified, suspended or terminated by Bioverativ at any time; provided that the severance arrangement may not be amended or terminated without your written consent for a period of two years following a Corporate Transaction or a Change in Control.

This arrangement is unfunded. This arrangement will benefit and bind Bioverativ and its successors and permitted assigns and you and your heirs, executors and legal representatives. You do not have any right to transfer or assign your benefits under this arrangement.

This arrangement shall be construed, administered and enforced according to the laws of the State of Delaware, except to the extent that such laws are preempted by the federal laws of the United States of America.

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Additional Summary Plan Description Information

Description

This document describes a Plan which is subject to the Employee Retirement Income Security Act of 1974 (ERISA). This document constitutes the Summary Plan Description (SPD) and Plan Document.  Benefit determinations are controlled exclusively by this SPD and Plan Document.

Name of Plan	Severance Plan for U. S. Executive Officers
Name and Address of Employer	Bioverativ Inc. 225 Second Avenue Waltham, Massachusetts 02451
Plan Identification Number	Employer IRS Identification #: 81-3461310 Plan #: To be assigned
Type of Welfare Plan	Severance
ERISA Plan Year Ends	December 31
Type of Administration	The Plan is administered by the Plan Administrator
Plan Administrator, Name, Address, and Telephone Number	Bioverativ Inc. is the Plan Administrator and named fiduciary of the Plan, with authority to delegate its duties. Bioverativ Inc. 225 Second Avenue Waltham, Massachusetts 02451 (781) 663-4400
Agent for Service of Legal Process on the Plan	Bioverativ Inc. 225 Second Avenue Waltham, Massachusetts 02451
Funding	This Plan is unfunded

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Severance Plan for U.S. Executive Officers

The specific reason(s) for the determination;

A reference to the specific Plan provision(s) on which the determination is based;

A statement disclosing any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or a statement that such information will be provided free of charge upon request);

A statement describing your right to bring a lawsuit under Section 502(a) of ERISA if you disagree with the decision;

The statement that you are entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records or other information relevant to the determination; and

The statement that "You or your plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency".

Appeal Procedures

You have 180 days from your effective date of termination to file an appeal. Requests for appeals should be sent to the address specified in the claim denial. A decision on review will be made not later than 45 days following receipt of the written request for review.  If the Plan Administrator determines that special circumstances require an extension of time for a decision on review, the review period may be extended by an additional 45 days (90 days in total). The Plan Administrator will notify you in writing if an additional 45 day extension is needed.

If an extension is necessary due to your failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and you will be afforded at least 45 days to provide the specified information. If you deliver the requested information within the time specified, the 45 day extension of the appeal period will begin after you have provided that information. If you fail to deliver the requested information within the time specified, the Plan Administrator may decide your appeal without that information.

You will have the opportunity to submit written comments, documents, or other information in support of your appeal. You will have access to all relevant documents as defined by applicable U.S. Department of Labor regulations. The review of the adverse benefit determination will take into account all new information, whether or not presented or available at the initial determination. No deference will be afforded to the initial determination.

The review will be conducted by the Plan Administrator and will be made by a person different from the person who made the initial determination and such person will not be the original decision maker's subordinate.

A notice that your request on appeal is denied will contain the following information:

•The specific reason(s) for the determination;

•A reference to the specific Plan provision(s) on which the determination is based;

•A statement disclosing any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or a statement that such information will be provided free of charge upon request);

•A statement describing your right to bring a lawsuit under Section 502(a) of ERISA if you disagree with the decision;

•The statement that you are entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records or other information relevant to the determination; and

•The statement that "You or your plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency".

Notice of the determination may be provided in written or electronic form. Electronic notices will be provided in a form that complies with any applicable legal requirements.

Unless there are special circumstances, this administrative appeal process must be completed before you begin any legal action regarding your claim.

Your Rights Under ERISA

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

•Receive Information About Your Plan and Benefits

oExamine, without charge, at the Plan Administrator's office and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

oObtain, upon written request to the Plan Administrator, copies of

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The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, if, for example, it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and updated Summary Plan Description.

oThe Plan Administrator may make a reasonable charge for the copies.

oReceive a summary of the Plan's annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

•Prudent Actions by Plan Fiduciaries

oIn addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

•Enforce Your Rights

oIf your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

oUnder ERISA, there are steps you can take to enforce the above rights.

For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

oIf you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, if, for example, it finds your claim is frivolous.

•Assistance with Your Questions

oIf you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Other Rights

The Plan Administrator, as fiduciary for the Plan, is entitled to legal and equitable relief to enforce its right to recover any overpayments to you under this Plan.  This right of recovery is enforceable but will not exceed the benefits paid you. You agree that the Plan Administrator has a lien over such sources of income until any overpayments have been recovered in full.

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Discretionary Acts

The Plan Administrator has discretionary authority to interpret the Plan and to make benefit determinations under the Plan.  The Plan Administrator may act directly or through its employees and agents or further delegate their authority through contracts, letters or other documentation or procedures to other affiliates, persons or entities.

Once you are deemed to have exhausted your appeal rights under the Plan, you have the right to seek court review under Section 502(a) of ERISA of any benefit determinations with which you disagree.  The court will determine the standard of review it will apply in evaluating those decisions.

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Severance Plan for U.S. Executive Officers

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

In connection with the termination of employment of ________________ (“Executive”) with Bioverativ Inc. (the “Company”), Executive agrees as follows.  Capitalized terms used but not defined herein shall have the meanings given to them in the Bioverativ Severance Plan for U.S. Executive Officers (the “Severance Plan”).

1.Waiver and Release.

(a)Definition.  As used in this Waiver and Release of Claims (this “Release”), the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, both known and unknown, in law, equity, or otherwise.

(b)Waiver and Release.  For and in consideration of the Severance Benefits (as defined in the Severance Plan), Executive, for and on behalf of Executive and her heirs, administrators, executors, and assigns, effective as of the Effective Date (as defined below), does fully and forever waive and release, remise, and discharge the Company and its subsidiaries, each of their respective affiliates, and each of their respective predecessors and successors, and each of their respective current and former directors, officers, employees, shareholders, partners, members, agents, and representatives (collectively, the “Released Parties”) from any and all claims that Executive had, may have had, or now has against the Released Parties collectively or any of the Released Parties individually, for or by reason of any matter, cause, or thing whatsoever, including but not limited to any claim arising out of or attributable to Executive’s employment or the termination of Executive’s employment with the Company, and also including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel, or slander, or claims under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual preference.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, and any other federal, state, and local labor and anti-discrimination law, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  Executive hereby agrees to waive any and all claims to re-employment with the Company or any of its subsidiaries or affiliates, and affirmatively agrees not to seek further employment with the Company or any of its subsidiaries or affiliates. Nothing contained herein is intended to impact Executive’s prospective employment relationship with any companies that are subsequently acquired by the Company after the date hereof (i.e., nothing herein is intended to serve as a waiver by Executive of any employment arrangements with such companies or as a guarantee of continued employment with any such persons).  Notwithstanding any provision of this Release to the contrary, by executing this Release, Executive is not releasing (i) any claims under COBRA; (ii) any claims or rights under the Company’s indemnification policy in accordance with the certificate of incorporation and bylaws of the Company; (iii) any claims with respect to the Severance Benefits; or (iv) any claims that may not be released as a matter of law.

(c)Age Discrimination.  Executive specifically releases all claims against the Company and its subsidiaries and affiliates under the ADEA relating to Executive’s employment and its termination.

(d)No Proceedings.  Executive represents that Executive has not filed or permitted to be filed against any of the Released Parties, individually or collectively, any lawsuit, complaint, charge, proceeding, or the like, before any local, state, or federal agency, court, or other body (each, a “Proceeding”), and Executive covenants and agrees that Executive will not do so at any time hereafter with respect to the subject matter of this Release and claims released pursuant to this Release (including, without limitation, any claims relating to the termination of Executive’s employment), except as may be necessary to enforce this Release or Executive’s rights to the Severance Benefits under the Severance Plan, to seek a determination of the validity of the waiver of Executive’s rights under the ADEA, or to initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Except as otherwise provided in the preceding sentence, (i) Executive will not initiate or cause to be initiated on her behalf any Proceeding, and will not participate (except as required by law) in any Proceeding of any nature or description against any of the Released Parties individually or collectively that in any way involves the allegations and facts that Executive could

Severance Plan for U.S. Executive Officers

have raised against any of the Released Parties individually or collectively as of the date hereof, and (ii) Executive waives any right she may have to benefit in any manner from any relief (monetary or otherwise) arising out of any Proceeding.

2.Acknowledgment of Consideration.  Executive is specifically agreeing to the terms of this Release because the Company has agreed to pay Executive the Severance Benefits to which Executive was not otherwise entitled under the Company’s policies or under the Severance Plan (in the absence of providing this Release).  The Company has agreed to provide the Severance Benefits because of Executive’s agreement to accept it in full settlement of all possible claims Executive might have or ever had, and because of Executive’s timely execution and non-revocation of this Release.

3.Executive Acknowledgments.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE IN ITS ENTIRETY, FULLY UNDERSTANDS ITS MEANING, AND IS EXECUTING THIS RELEASE VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE.  EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT EXECUTIVE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE.

4.Review and Revocation Period.  The offer to accept the terms of this Release is open for [twenty-one (21)][forty-five (45)]1 days from the date Executive receives this Release.  Executive shall have the right to revoke this Release for a period of seven (7) days following Executive’s execution of this Release, by giving written notice of such revocation to the Company.  This Release shall not become effective until the eighth (8th) day following Executive’s execution of it (the “Effective Date”).

5.Remedies.  Executive understands and agrees that if Executive breaches any provisions of this Release or fails to timely execute and deliver this Release, or timely revokes her acceptance of its terms, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments or providing any benefits to Executive under the Severance Plan, and Executive shall reimburse the Company for all attorneys’ fees and costs incurred by it arising out of any such breach.  The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of Executive’s rights under the ADEA.  In the event that Executive challenges the validity of the waiver and release of Executive’s rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by Executive in bad faith.  Any such action permitted by this paragraph, however, shall not affect or impair any of Executive’s obligations under this Release, including without limitation, the release of claims in Section 1 hereof.  Executive agrees further that nothing herein shall preclude the Company from recovering attorneys’ fees, costs, or any other remedies specifically authorized under applicable law.

6.No Admission.  Nothing herein shall be deemed to constitute an admission of wrongdoing by any of the Released Parties.  Neither this Release nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit, or action, other than an action to enforce this Release.

7.Governing Law.  The terms of this Release and all rights and obligations of the parties hereto, including its enforcement, shall be interpreted and governed by the laws of the State of Delaware without regard to the principles of conflicts of laws of the State of Delaware or those of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, Executive has hereunto set her hand as of the day and year set forth opposite Executive’s signature below.

DATE	[NAME]

1 To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).